Exhibit 10.66

LETTER AGREEMENT

Dated as of February 15, 2012

Prides Capital Fund I, L.P.

c/o Prides Capital Partners, LLC

200 State Street, 13th Floor

Boston MA 02109

Attn: Kevin A. Richardson, II

Ladies and Gentlemen:

We refer to that certain Guarantee dated as of February 15, 2012 (the “Guarantee”), the form of which is attached hereto as Attachment A. Pursuant to the Guarantee, Prides Capital Fund I, L.P. (“Prides”) has unconditionally guaranteed to pay at maturity up to $260,000 of eDiets.com, Inc. (the “Company”) indebtedness to Paymentech, LLC (“Paymentech”). Capitalized terms not otherwise defined in this Letter Agreement have the meanings specified in the Guarantee.

Prides’s execution of the Guarantee satisfies Paymentech’s demand for additional credit support from eDiets.com, Inc. (the “Company”) under the terms of certain agreements between the Company and Paymentech. In consideration of Prides’s undertakings set forth in the Guarantee, the Company hereby undertakes and agrees as follows:

1. In the event that Prides makes any payment or incurs any out-of-pocket expense by virtue of having entered into the Guarantee, the Company will reimburse such payment or expense to Prides within five business days of Prides’s first demand therefor;

2. The Company will notify Prides in advance of any telephone calls relating to the Guarantee scheduled to take place between the Company and Paymentech and will ensure that a Prides representative has the opportunity to participate;

3. The Company promptly will provide Prides with a copy of each rolling cash flow forecast generated by the Company;

4. On or before the fifteenth day of each month the Company will provide Prides with a report setting forth credit card charge volume for the previous month and anticipated credit card charge volume for the current month;

5. The Company will provide Prides with prior written notice of any oral or written amendment to or modification of that certain Meal Delivery Product and Services Supply Agreement dated as of July 28, 2009 between the Company and Whitsons Food Service (Bronx) Corp.;

6. The Company will use diligent efforts to facilitate any review of the status of the Guarantee that Prides may request of Paymentech; and

7. On or before February 16, 2012, and on each anniversary of such date thereafter, the Company shall pay an annual credit support fee to Prides equal to ten percent (10%) of the maximum amount guaranteed under the Guarantee, calculated as of such date;

8. On or before the fifth day of each calendar month, the Company shall pay a monthly credit support fee to Prides equal to 0.4167% of the maximum amount guaranteed under the Guarantee, calculated as of the first day of such calendar month.

9. In the event the Company fails (i) to reimburse any payment or expense described in paragraph 1, above, or (ii) to pay any credit support fee set forth in paragraph 6 or 7, above, in either case in full when due, interest shall accrue on the unpaid amount at the rate of 7.5% per month (or the highest rate permitted by law) from the date due through and including the date of payment. In the event the Company fails to pay any credit support fee set forth in paragraph 6 or 7, above, in full when due, and such failure continues for ten business days, Prides shall have the right to withdraw the Guarantee and terminate its obligations thereunder.

This Letter Agreement and the Company’s obligations hereunder will terminate upon expiration or termination of the Guarantee; provided, that any payment obligation of the Company arising prior to such expiration or termination under paragraphs 1, 6 or 7, together with interest thereon calculated in accordance with paragraph 9, above, will survive until paid in full.

The Company hereby represents and warrants to Prides that it has all requisite power and authority to execute, deliver and perform its obligations under this Letter Agreement, and the consummation by the Company of the transactions contemplated hereunder have been duly authorized by all necessary corporate action.

All notices, requests, reports, consents and other communications hereunder shall be in writing, shall be delivered by first-class registered or certified mail, or nationally recognized overnight express courier, postage prepaid, by facsimile or by email transmission, and shall be deemed given: (i) if delivered by first-class registered or certified mail, upon the business day received, (ii) if delivered by nationally recognized overnight carrier, one business day after timely delivery to such carrier, (iii) if delivered by recognized overnight carrier, two business days after timely delivery to such carrier, or (iv) if delivered by facsimile or email transmission, upon electric confirmation of receipt, and shall be addressed as follows, or to such other address or addresses as may have been furnished in writing by a party to another party pursuant to this paragraph:

a.	if to the Company:

eDiets.com, Inc.

1000 Corporate Drive Suite 600

Fort Lauderdale FL 33334

Attn: Chief Executive Officer

Facsimile: (954) 938 0031

Email: kmcgrath@ediets.com

b.	if to Prides:

c/o Prides Capital Partners, LLC

200 State Street, 13th Floor

Boston MA 02109

Attn: Kevin A. Richardson, II

Facsimile: (617) 778-9921

Email: kevin@pridescapital.com

This Letter Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and Prides. Any waiver of a provision of this Letter Agreement must be in writing and executed by the party against whom enforcement of such waiver is sought. This Letter Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, negotiations and understandings between the parties, both oral and written, relating to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights, benefits or remedies. If any provision contained in this Letter Agreement is determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

This Letter Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to its choice of law provisions to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Any proceeding or action based upon, arising out of or related to this Letter Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Letter Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Letter Agreement, and each party agrees that service of process by registered or certified mail, return receipt requested, at its address specified above is reasonably calculated to give actual notice.

This Letter Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No party may assign this Letter Agreement or any rights or obligations hereunder without the prior written consent of the other party, and any purported assignment without such prior written consent shall be null and void.

This Letter Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile or electronic copy shall be effective as delivery of a manually executed counterpart.

[Signature Page to Follow]

Please signify your acceptance and agreement to this Letter Agreement by executing a counterpart in the space provided below and returning it to the Company.

Very truly yours,

eDIETS.COM, INC.

By	/s/ Thomas Hoyer
Name: Thomas Hoyer
Title: Chief Financial Officer

Attachment A: Guarantee

Accepted and agreed as of the date first above written:

PRIDES CAPITAL FUND I, L.P.

By:	Prides Capital Partners, LLC, its General Partner

By	/s/ Kevin A. Richardson, II
Name: Kevin A. Richardson, II
Title: Managing Member

ATTACHMENT A

FORM OF GUARANTEE

GUARANTY

FOR VALUE RECEIVED, the undersigned (hereinafter referred to as the “Guarantor”) guarantees unconditionally to Paymentech, LLC (“Paymentech”), payment at maturity of any and all indebtedness obligations, whether direct or indirect, absolute or contingent, primary or secondary, joint or several, and any and all renewals, extensions, restructuring, continuations, consolidations and increases thereof for which eDiets.com, Inc. (the “Debtor”), is now or hereafter may become liable or indebted to Paymentech , whether arising by contract, chargebacks of credit card items, notes, drafts, overdrafts, discount, under law or in equity or otherwise up to a maximum amount of two hundred sixty thousand United States Dollars (hereinafter collectively referred to as the “Guaranteed Indebtedness”).

In the event of default by the Debtor in the payment or performance of all or any portion of the Guaranteed Indebtedness, when such Guaranteed Indebtedness becomes due, either by its terms or as the result of the exercise of any power to accelerate, Guarantor shall, on demand and without further notice of dishonor, pay the full amount due thereon to Paymentech at its office in Dallas, Texas. Guarantor hereby waives notice of acceptance of this Guaranty and waives all other notices in connection herewith or in connection with the Guaranteed Indebtedness, and further waives diligence, presentment, protest, and suit on the part of Paymentech in the collection of any of the Guaranteed Indebtedness or to foreclose, proceed against, or exhaust any collateral or security for any Guaranteed Indebtedness (or to represent any item that is the subject of any chargeback), before requiring Guarantor to pay the full amount of the liability hereby created. Suit may be brought and maintained against Guarantor at the election of Paymentech without joinder of the Debtor or any other guarantors. Guarantor shall pay Paymentech reasonable collection and attorneys’ fees incurred in Paymentech’s effort to collect the Guaranteed Indebtedness from Debtor and from Guarantor. Demand hereunder shall be deemed to have been made when in person or mailed postage prepaid to Guarantor’s address as hereinafter set forth.

This Guaranty is a continuing guaranty and it shall continue to apply without regard to the form or amount of Guaranteed Indebtedness that the Debtor (with or without notice to Guarantor) may create, incur, renew, extend or alter, in whole or in part. Guarantor’s liability hereunder shall not be affected by any surrender, release, exchange or alteration of any collateral or security for any Guaranteed Indebtedness or any release, settlement, payment (partial or in full) or other agreement with the Debtor or other person or entity relating to the Guaranteed Indebtedness. The rights of Paymentech hereunder shall be cumulative. The exercise by Paymentech of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude concurrent or subsequent exercise of any right or remedy. This Guaranty is performable for all purposes in Dallas, Texas, and Guarantor waives the right to sue or be sued elsewhere. This Guaranty is intended to replace and supersede the existing Corporate Guaranty which Guarantor previously executed in favor of Paymentech in order to guarantee the indebtedness obligations of Debtor, but is not intended to and does not replace, cancel or otherwise modify or affect any other guaranty of Guarantor held by Paymentech.

Notwithstanding any other provision of this Guaranty, Paymentech and Guarantor agree that Guarantor shall never be required to pay interest in excess of the maximum interest rate permitted by law. Any contract for interest shall be subject to reduction to the maximum interest rate allowed under law.

This Guaranty shall be governed by and construed in accordance with the laws of the state of Texas.

EXECUTED as of the 15th day of February, 2012.

GUARANTOR:

Prides Capital Fund I, L.P.
By Prides Capital Partners, LLC, its General Partner

BY:	/s/ Kevin A. Richardson, II

NAME:	Kevin A. Richardson, II

TITLE:	Managing Member

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